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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                               SIERRAWEST BANCORP
             (Exact name of registrant as specified in its charter)

                                     0-15450
                            (Commission File Number)

                        10181 TRUCKEE-TAHOE AIRPORT ROAD
                                 P.O. BOX 61000
                         TRUCKEE, CALIFORNIA 96160-9010
                                 (530) 582-3000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                      COMMON STOCK, NO PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) of 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)               [X]
Rule 12g-4(a) (1) (ii)              [ ]
Rule 12g-4(a) (2) (i)               [ ]
Rule 12g-4(a) (2) (ii)              [ ]
Rule 12h-3(b) (1) (i)               [X]
Rule 12h-3(b) (1) (ii)              [ ]
Rule 12h-3(b) (2) (i)               [ ]
Rule 12h-3(b) (2) (ii)              [ ]
Rule 15d-6                          [ ]

Approximate number of holders of record as of the certification or notice date:

   Common Stock      -  1
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                                                                               2



Pursuant to the requirements of the Securities Exchange Act of 1934, SierraWest Bancorp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    SIERRAWEST BANCORP


                                    BY:    /s/ David Broadley
                                           ------------------
                                           Name:  David Broadley
                                           Title: Executive Vice President and
                                                  Chief Financial Officer


DATE:  July 1, 1999